Steven A. Mills
Chairman of the Compensation Committee of the Board of Directors

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
T +1 212 345 5000
www.corporate.marsh.com

February 24, 2026

John Q. Doyle
Electronic Delivery

Subject: Terms of Employment

Dear John,

This fourth amendment to the Letter Agreement, dated November 10, 2022, between you and Marsh & McLennan Companies, Inc. (“Marsh”) as subsequently amended on February 22, 2024, July 10, 2024 and February 18, 2025 (taken together, the “Letter Agreement”), revises the terms and conditions of your employment as President and Chief Executive Officer of Marsh. The Letter Agreement will continue to govern your employment except as specified below:

1Exhibit A to the Letter Agreement shall be deleted and replaced in its entirety with the attached Exhibit A.

The terms of this amendment are effective as of February 24, 2026. Please acknowledge your agreement with the terms of the Letter Agreement, as further amended by this fourth amendment, by signing and dating this amendment.

Sincerely,

/s/ Steven A. Mills

Steven A. Mills Chairman of the Compensation Committee of the Board of Directors
Marsh

February 24, 2026
John Doyle
Accepted and Agreed:

/s/ John Q. Doyle
(Signature)

February 26, 2026
(Date)

February 24, 2026
John Doyle

Exhibit A

Board or Committee Memberships	•The Board of the Greenberg School of Risk Management at St. John’s University •The Board of New York Police and Fire Widows and Children’s Benefit Fund •Inner-City Scholarship Fund
Annual Base Salary	$1,500,000 effective as of April 1, 2024.
Annual Target Bonus Opportunity
Bonus awards are discretionary.
Target bonus of $4,000,000 commencing with the 2026 performance year (awarded in February 2027). Actual bonus may range from 0% - 200% of target, based on achievement of individual and Marsh performance objectives as Marsh may establish from time to time

Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target grant date fair value of $17,500,000 commencing with the award granted in 2026.
Other Benefits
•You will have access to a car and driver for business purposes and personal use including work/home travel.

•You will have access to corporate aircraft for personal travel, up to $275,000 in aggregate incremental cost each calendar year, commencing with the 2024 calendar year, as calculated by Marsh for disclosure purposes for the Summary Compensation Table of Marsh’s Proxy Statement; provided that this amount and calculation methodology will be reviewed from time to time and subject to adjustment to reflect market trends and security considerations. Marsh currently calculates incremental cost by totaling the incremental variable costs associated with personal flights on the aircraft (including hourly charges, taxes, passenger fees, international fees and catering)

If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by Marsh.